Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 2.4

Agreement Reference Number

INTELLECTUAL PROPERTY AGREEMENT

dated as April 10, 2004, between

INTERNATIONAL BUSINESS MACHINES

CORPORATION, a New York corporation

(hereinafter called “SELLER”), and APPLIED

MICRO CIRCUITS CORPORATION, a

corporation of Delaware (hereinafter called

“BUYER”)

WHEREAS, SELLER and BUYER have executed concurrently herewith an “Asset Purchase Agreement” (“APA”), and other ancillary agreements identified herein as the “Operative Agreements” for the purpose of conveying certain assets and licensing certain intellectual property from SELLER to BUYER in a divestiture and acquisition transaction (the “Transaction”) associated with SELLER’s standard products development operations.

WHEREAS, following the “Closing” (as defined in the APA) of the Transaction, BUYER desires to utilize certain of SELLER’s technical information, know-how, trade secrets, and copyrighted works associated with SELLER’s standard products development operations;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, SELLER and BUYER agree as follows:

Section 1.0 Definitions

[*]

“Assigned Product Copyrights” shall mean, and be limited to, SELLER’s copyright interest in and to the works of authorship that are listed on Exhibit A, as the same are in existence as of the Effective Date. Notwithstanding the foregoing, the term “Assigned Product Copyrights” shall not include any copyright interest in third party information, Licensed Product Information, Excluded Information, or Portions, even if such works of authorship are contained in or a part of the works of authorship listed in Exhibit A.

“BUYER Evaluation Board” shall mean, and be limited to, a board which is solely designed for and which functions to provide product functionality for a particular Buyer Licensed Product where such board is solely intended to be used by a customer or potential customer of the particular BUYER Licensed Product to test software designed for use on the particular BUYER Licensed Product.

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“BUYER Licensed Product” shall mean an [*].

[*]

“Confidentiality Agreement” shall mean that certain agreement relating to the exchange of confidential information between SELLER and BUYER, the same such agreement being executed between SELLER and BUYER on or about March 19, 2004.

“Confidential Information” shall mean any and all technical and business information including in: (a) the Deliverable Items, and (b) any other information supplied by the SELLER to the BUYER pursuant to this Agreement and marked with an indication that it is SELLER confidential information or the third party confidential information. The term “Confidential Information” does not include:

(1)	any information that BUYER already possesses without obligation of confidentiality;

(2)	any information BUYER rightfully receives from another without obligation of confidentiality;

(3)	any information that is, or becomes, publicly available without breach of this Agreement;

(4)	any information independently developed by employees of BUYER (without use of Confidential Information); or

(5)	any information inherently disclosed in the use, lease, sale, or other distribution of, available BUYER Licensed Products, or publicly available supporting documentation therefore by or for BUYER.

“Deliverable Items” shall mean the items identified in Exhibits A, B, C, and D.

[*]

“Effective Date” shall mean the Closing Date as set forth in the APA.

“Employees” shall mean those persons employed by SELLER to work on standard products.

“EULA” shall mean End User License Agreement which restricts the further use and distribution of Licensed Product Software and Licensed Product Information.

[*]

“Incidental Information” shall mean all or any information concerning a part or Portions of any Assigned Product Copyrights (software and/or hardware), system, service, information, documentation, mask, or intellectual property that was not originally conceived, developed, or reduced to practice as part of the Assigned Product Copyrights developed by one or more Employees, but was integrated with the Assigned Product Copyright as of the Effective Date.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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[*]

“In Scope Products” shall mean the [*] listed in Exhibit H.

“Licensed Evaluation Board Information” shall mean, and be limited to, SELLER’s know-how, copyrightable information, documentation, business information, engineering and other technical information that are listed in Exhibit C as the same are in existence as of the Effective Date. Notwithstanding the foregoing, the term “Licensed Evaluation Board Information” shall not include Excluded Information even if such know-how or information is contained in the documents or expressly disclosed by the items listed in Exhibit C. Also, the Licensed Evaluation Board Information shall be deemed to be Confidential Information of SELLER, even if not labeled as such.

“Licensed Product Information” shall mean, and be limited to, SELLER’s know-how, copyrightable information, data, software, scripts, documentation, business information, engineering, test program, and other technical information that are listed in Exhibit B as the same are in existence as of the Effective Date. Notwithstanding the foregoing, the term “Licensed Product Information” shall not include Excluded Information (other than Incidental Information) even if such know-how or information is contained in the documents or expressly disclosed by the items listed in Exhibit B. Also, Licensed Product Information shall be deemed to be Confidential Information of SELLER, even if not labeled as such.

“Licensed Product Software” shall mean the software programs identified in Exhibit D. The term “Licensed Product Software” shall not include any third party software or third party information, even if embedded in or included as part of the software programs listed in Exhibit D. Also, the Licensed Product Software shall be deemed Confidential Information of SELLER, even if not labeled as such.

“Object Code” shall mean computer programming code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Source Code” shall mean computer programming code, other than Object Code, and related source code level system documentation, comments and procedural code, such as job control language, which may be printed out or displayed in human readable form.

“Subsidiary” shall mean a corporation, company or other entity now or in the future:

(a)	more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, or

(b)	which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Section 2.0 Deliverables

2.1 SELLER will make accessible to BUYER [*] of each of the Deliverable Items on the Effective Date. Each Deliverable Item will be made accessible either by electronic access or as a tangible media. If access is provided electronically, such access may be established by SELLER opening an access channel to personnel identified as authorized by BUYER, and leaving that channel open for [*] in such a way that the Deliverable Items may be downloaded by BUYER. Access may include for example the delivery of 20 Gigabyte 8mm tape with a copy of the Deliverable Items to BUYER. If access is provided physically, such access may be established by SELLER’s physical delivery of the copy, in usable form. Once the Deliverable Items have been made accessible, SELLER shall be deemed to have delivered to BUYER, and BUYER shall be deemed to have accepted, the Deliverable Items, and SELLER shall have no further obligation to make accessible any such document or other item except as hereafter set forth in this Section 2.1. If, not later than [*] after the Effective Date, BUYER provides written notice to SELLER reasonably demonstrating that there are specific documents or other items: (i) which are within the scope of the assignments and licenses granted to BUYER herein; and (ii) which cannot be located (or in the case of remotely stored computer files, made accessible); and SELLER substantiates such notice, then SELLER agrees to provide a backup copy, if available, of such specific documents or other items without additional charge to BUYER.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.2 SELLER shall have no obligation under this Agreement, at any time, to:

(a)	provide any technology transfer support, assistance, training, or consultation to BUYER or any third party with respect to the subject matter hereof; or

(b)	provide any improvements, enhancements, or updates with respect to the subject matter hereof.

2.3 If after the Effective Date, SELLER or BUYER learns of parts or items provided to BUYER that are not parts or items of the Deliverable Items, BUYER shall promptly deliver such parts or items to SELLER. BUYER shall not be entitled to exercise any right of retention of any such parts or items under this Section 2.3. Notwithstanding anything to the contrary contained herein, BUYER’s sole obligation, with regard to such items provided to BUYER that are not parts or items of the Deliverable Items, shall be the prompt return of such items to SELLER and adherence to the confidentiality provisions of Section 10.

2.4 BUYER hereby acknowledges that the certain of the Deliverable Items are products that are under development, and as such the Deliverable Items associated with such products or building blocks that are made accessible shall be accessible in such state of development that such Deliverable Items exist within the custody and control of SELLER’s standard product operation, on the Effective Date. Accordingly, BUYER recognizes that the Deliverable Items relating to such products are incomplete, and the products themselves are unproven in terms of their commercial viability.

2.5 SELLER and BUYER recognize and understand that certain of the Deliverable Items are integrated with third party information, such items are specifically referenced in Exhibits A and B. Said third party information was obtained under agreements that prohibit SELLER from transferring said third party information to BUYER under this Agreement, without the appropriate consent and/or license. Therefore, except as provided in Section 4.4 of the APA SELLER shall not deliver the Deliverable Items listed in the relevant Exhibits until BUYER has secured the appropriate agreement with the appropriate third party and SELLER receives written authorization to transfer said third party information to the BUYER from the respective third party on or before June 30, 2004. In the event BUYER does not obtain consent from such third party, on or before June 30, 2004, SELLER shall deliver to BUYER the Deliverable Items containing only SELLER information and delivery shall be complete. Except as provided in Section 4.4 of the APA, SELLER shall have no obligation to deliver to BUYER any Deliverable Items containing said third party information for which delivery permission has not been obtained. Third party information not requiring written consent to transfer will be transferred to BUYER upon presentation of evidence that the BUYER has acquired the appropriate rights and/or license on or before June 30, 2004.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Section 3.0 Assignments

3.1 Subject to all rights granted to others prior to the Effective Date and SELLER’s reservation of rights as set forth in Sections 3.2 and 3.3, SELLER on behalf of itself and its Subsidiaries, hereby irrevocably (subject to Section 6.2) transfers and assigns to BUYER all of SELLER’s and its Subsidiaries’ right, title and interest in and to any and all copyright ownership interest SELLER may have throughout the world in the Assigned Product Copyrights.

3.2 SELLER hereby reserves and retains, for the benefit of itself and its Subsidiaries, successors, and assigns, under the Assigned Product Copyrights, [*]

3.3 SELLER hereby reserves and retains, for the benefit of itself and its Subsidiaries, successors, and assigns, under the Assigned Product Copyrights, [*]. Residuals shall mean the information, ideas, concepts, know-how, or techniques, which are contained in any matter covered by the Assigned Product Copyrights and retained in the unaided memories of SELLER’s employees who have had rightful access to such matter at any time prior to the Effective Date, subject to an obligation to treat confidential information in accordance with Section 10. The term of such reserved license shall be from the Effective Date until the expiration of the last to expire of the Assigned Product Copyrights.

For the avoidance of misunderstanding, SELLER shall retain ownership of SELLER’s copyright interests in any and all Portions.

3.4 Notwithstanding any other provision in this Agreement, the rights assigned by the SELLER to the BUYER in this Section 3.0 shall become effective only upon SELLER’s receipt of the consideration specified in Section 5.0.

Section 4.0 License Grants

4.1 Subject to Section 6.2, SELLER, on behalf of itself and its Subsidiaries, hereby grants to BUYER a [*]

4.2 Subject to Section 6.2, SELLER, on behalf of itself and its Subsidiaries, hereby grants to BUYER a [*]

4.3 Subject to Section 6.2, SELLER, on behalf of itself and its Subsidiaries, hereby grants to BUYER a [*]

4.4 Intentionally left blank.

4.5 The licenses granted in Sections 4.1(b), 4.2(d), and 4.3(b) to BUYER for the purpose of having BUYER Licensed Products made by another manufacturer:

(a) shall only apply when the specifications for such BUYER Licensed Products were created by or for BUYER or its Subsidiaries (either solely or jointly with one or more third parties), or were provided in whole or in a majority portion by SELLER or its Subsidiaries and provided to BUYER;

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(b) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said another manufacturer prior to BUYER’s or SELLER’s furnishing of said specifications;

(c) shall only be under that portion of the Licensed Product Information, Licensed Product Software or Licensed Evaluation Board Information for which the use by said another manufacturer is necessitated by compliance with such specifications;

(d) shall not apply to any information or items generated or outputted by simulation tools or GDSII files; and

(e) shall only apply to the extent that any information embodied in materials provided to said another manufacturer is provided under a written agreement and is made subject to the confidentiality terms and conditions in Section 10 of this Agreement.

4.6	Subject to section 4.2, BUYER may sublicense the Licensed Product Software identified in Exhibit D Section I to customers, contractors of BUYER solely for designing or developing BUYER Licensed Products, and value-added resellers of BUYER Licensed Product (the “Recipient”), provided that:

(a)	such sublicense shall not include the right to further distribute the Source Code;

(b)	such sublicense shall not include the right to further sublicense others;

(c)	Buyer agrees to use same efforts provided herein to protect the confidentiality of SELLER’s confidential information;

(d)	the field of such sublicense shall be within the field set forth in Section 4.2;

(e)	such sublicense shall be accompanied by and bound by an EULA;

(f)	such sublicense shall only permit distribution of the Object Code version of such Licensed Product Software in conjunction with BUYER Licensed Product;

(g)	such sublicense shall include confidentiality provisions materially equivalent to those contained in this Agreement;

(h)	the sublicense granted to the Recipient prior to the termination of this Agreement shall survive termination, provided however that Recipient is not in breach of the sublicense granted under this Section 4.6 ; and

(i)	each sublicense shall be in writing and signed by the Recipient.

4.7 No license, immunity, ownership interest, or other right is granted, assigned, or otherwise conveyed under this Agreement, either directly or indirectly, by implication, estoppel or otherwise, to BUYER with respect to any patent and/or patent application, (regardless of whether a license under the patents of IBM may be necessary to practice the rights granted in licenses and assignments granted hereunder) utility model, trade name, or trademark of SELLER. Except as specifically granted in Sections 3.0 and 4.0, no assignment, license, immunity, or other right is granted, either directly or indirectly, by implication, estoppel or otherwise, to BUYER with respect to any copyrights, trade secrets, computer programs, know-how, mask works or other intellectual property rights of SELLER.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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4.8 Nothing in this Agreement shall be construed as granting BUYER, either directly or by implication or estoppel or otherwise, any intellectual property rights (including copyrights, mask works, trade secret, know-how, patent, patent applications, patentable inventions, inventions or other intellectual property rights) with respect to:

[*]

even if such method or process information is contained in information or expressly disclosed by the other items provided to BUYER.

4.9 The parties hereto acknowledge that POWER PC Information has been expressly excluded from any of the information licensed to BUYER pursuant to this Section 4.9, even if the same POWER PC Information has been included in the materials constituting the assigned copyrights. Any rights and obligations BUYER may have with regard to POWER PC Information are set forth in the POWER PC License Agreement.

4.10 Notwithstanding any other provision in this Agreement, the license rights granted by the SELLER to the BUYER in this Section 4 shall only become effective upon SELLER’s receipt of the consideration specified in Section 5.0.

4.11 Subject to Section 4.10, the licenses granted herein shall include the right of BUYER to grant sublicenses to its Subsidiaries existing on or after the Effective Date. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held by BUYER.

4.12 A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)	the date such Subsidiary ceases to be a Subsidiary; and

(b)	the date of termination of the license granted herein.

Section 5.0 Consideration

5.1 In consideration for the assignments and licenses set forth in this Agreement, BUYER shall pay to SELLER, at Closing, the amount attributable to intellectual property rights and specified in Section 1.3 of the Asset Purchase Agreement, no portion of which shall be refundable.

5.2 [*] shall bear and pay all taxes (including, without limitation, sales and value added taxes and other similar taxes) imposed by any national, provincial or local government of any country in which BUYER is doing business as a result of the existence of this Agreement or the exercise of rights hereunder other than taxes on the income, assets, facilities or personnel of SELLER and its Subsidiaries.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Section 6.0 Term; Termination and Assignability

6.1 The rights and obligations under this Agreement shall remain in effect unless and until terminated in accordance with this Section 6; provided however, if there is no Closing, this Agreement shall be null and void ab initio and have no legal force or effect.

6.2 SELLER shall have the right to terminate any or all licenses granted to BUYER under this Agreement, in whole or in part, if:

(a) BUYER fails at any time to make any payment required herein or in the APA; or

(b) BUYER intentionally and materially breaches any term or condition relating to intellectual property misuse or confidentiality provisions under this Agreement, and if BUYER does not cure such breach within [*] after written notice from SELLER to BUYER specifying the nature of such breach (“Cure Period”) or, if such breach is not curable, the BUYER fails to take reasonable corrective steps during the Cure Period to prevent further occurrences of such material breach.

6.3 In addition, in the event that BUYER engages in or suffers any of the following events of default:;

(a) becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, dissolution, or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business; or

(b) has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

(c) then BUYER shall promptly notify SELLER in writing that such event has occurred. If any default as specified above in this Section 6.3 is not cured, or an acceptable plan for such cure is not proposed within [*] after written notice from SELLER specifying the nature of the default, SELLER shall have the right to terminate this Agreement, subject to Section 6.5, by giving written notice of termination to BUYER.

6.4 If BUYER is acquired by a third party, thereby becoming a Subsidiary of the third party, if BUYER notifies SELLER in writing prior to said acquisition, BUYER may retain its rights hereunder so long as such acquiring third party accepts the obligations of this Agreement and unless one of the following applies (in which case the Agreement will terminate):

(a) SELLER has an unresolved intellectual property dispute with said third party;

(b) SELLER has ongoing litigation with said third party in which the claim is for injunctive relief or specific performance or damages in excess of [*].

6.5 Except as expressly permitted herein, neither BUYER nor SELLER shall assign or sublicense any of its rights or privileges hereunder without the other party’s prior written consent, which shall not be unreasonably withheld. Any attempted act in derogation of the foregoing shall be considered void. However, a party which undergoes reorganization may assign such rights and delegate its obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Subsidiaries had prior to the reorganization. Notwithstanding the foregoing, BUYER shall have the right to assign this Agreement only in its entirety to a Subsidiary of BUYER, so long as such assignment is made subject to the terms and conditions of this Agreement and provided that Buyer shall guarantee full performance of this Agreement by such Subsidiary.

6.6 No failure or delay on the part of SELLER in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for such causes or any other or subsequent causes.

6.7 Upon termination of this Agreement, or the licenses granted by SELLER hereunder, BUYER shall promptly return to SELLER or destroy all tangible information containing SELLER’s Confidential Information or third party Confidential Information for which SELLER has responsibility, and shall promptly certify to SELLER such return or destruction, except that which is required for BUYER or its licensed Subsidiaries to continue to provide support to their customers of BUYER Licensed Products for so long as BUYER or its Subsidiary is providing such support, which SELLER Confidential Information shall be returned promptly after BUYER and its Subsidiaries ceases providing such support. No termination of this Agreement or any license granted hereunder shall relieve BUYER of any obligation or liability accrued hereunder prior to such termination. If this Agreement is terminated as a result of the exercise of SELLER’s right under 6.2(a), then all assignments granted by SELLER in Section 3 shall automatically revert to SELLER, and BUYER shall promptly return to SELLER or, at SELLER’s option destroy, all tangible information contained in the copyrightable materials covered by such assignments.

6.8 Notwithstanding the foregoing, to the extent that BUYER has any sales obligations that pertain to BUYER Licensed Products, and it is contractually bound to perform such obligations as of the effective date of termination (“Termination Date”) of this agreement, for a period of 120 days after the Termination Date BUYER shall be entitled to continue to utilize the Licensed Product Software, Licensed Product Information and Licensed Evaluation Board Information pursuant to the license set forth herein, solely as necessary to fulfill such contractual obligations. BUYER shall take all reasonable steps to clearly indicate to the marketplace that it will not accept any new orders or any other contractual commitments to supply any products, services, or materials that pertain to the licensed technology (including, by way of example and not limitation, deleting such products or services from its web sites and other portals, and discontinuing related marketing and sales activities), and it shall not accept or otherwise perform on any such new orders, either from new customers or those for whom it is fulfilling such contractual commitments after the Notification Date.

Section 7.0 Representations and Warranties

7.1 SELLER represents and warrants that it has the full right and power to grant the assignments and licenses set forth in Section 3 and 4, provided however, that SELLER makes no representations or warranties with respect to any infringement of patents or other intellectual property rights of third parties other than that stated in Section 7.2.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.2 SELLER represents and warrants that [*] (which is the department responsible for the intellectual property affairs of the SELLER’s [*] located in [*]) and with the exception of the assertions from [*] in a letter addressed to SELLER dated June 13, 2003, for the period beginning [*] prior to the Effective Date until the Effective Date, SELLER has not received from any third party any written claim alleging SELLER’s infringement of any intellectual property rights relative to the In Scope Products.

7.3 SELLER represents and warrants that, to the knowledge of [*], Exhibit G of this Agreement identifies 3rd party licenses needed for the sale of In Scope Products listed in Exhibit H.

7.4 Except for the agreements with [*] listed in Exhibit G, SELLER represents and warrants that, to the knowledge of [*], SELLER is not aware of any contractual restrictions preventing BUYER after Closing: (i) from selling In Scope Products to any third party or (ii) obligating BUYER to pay any royalties to any third party.

[*]

Section 8 Communications

8.1 Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be in English and shall be sent to such party by facsimile with confirmation of receipt, or by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party. Notices and other communications shall be effective upon mailing or facsimile transmittal:

For SELLER:	For BUYER:
[*]	[*]
IBM Corporation
North Castle Drive, [*]	Applied Micro Circuits Corporation
Armonk, NY 10504-1785	6290 Sequence Drive
United States of America	San Diego, CA 92121
United States of America
Facsimile: [*]	Facsimile: [*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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8.2 An Agreement Reference Number will be assigned to this Agreement upon execution. This number should be included in all communications, including wire transfer payments, letters, faxes and e-mail messages.

Section 9. Applicable Law

9.1 This Agreement has been delivered at and shall be deemed to have been made in [*], and all matters arising from or relating in any manner to the subject matter of this Agreement shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the laws of the State of [*] applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof.

9.2 The parties hereby expressly waive any rights to a jury trial and agree that any proceedings hereunder shall be tried by a judge without a jury. Each party agrees to accept service of process by registered or certified mail.

Section 10.0 Confidentiality

10.1 Except as BUYER may be expressly authorized to disclose Confidential Information to certain third parties in accordance with the provisions of Section 4, for a period of ten (10) years from the Effective Date, BUYER agrees to use the same degree of care and discretion, but at least a reasonable level of care and discretion, to avoid any disclosure, publication, or dissemination of any part or all of the Confidential Information outside of BUYER, as BUYER employs with information of its own which it regards as confidential and which it does not desire to publish, disclose or disseminate. If any Confidential Information of a third party requires a different standard of care or different period of confidentiality from that specified above, BUYER agrees to protect such third party’s Confidential Information in accordance with the terms of the agreement under which such information was disclosed. SELLER does not expect to receive, nor does it wish to receive, any confidential information belonging to BUYER in connection with the activities contemplated by this Agreement. Accordingly, any information provided to SELLER by BUYER in connection with the activities contemplated by this Agreement shall be considered non-confidential.

10.2 Disclosure of Confidential Information shall not be precluded, if such disclosure is:

(a)	in response to a valid order of a court or other governmental body; provided, however, that BUYER shall first have given notice to SELLER and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued;

(b)	otherwise required by law; or

(c)	necessary to establish rights under this Agreement (but only to the extent necessary to do so).

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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10.3 The confidentiality provisions of this Agreement shall supercede and take precedence over any conflicting provisions contained in the Confidentiality Agreement.

Section 11. Miscellaneous

11.1 Nothing contained in this Agreement shall be construed as conferring on either party any license or other right to copy any of the designs of the products of the other party.

11.2 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing), save as expressly stated herein. Each party hereto agrees not to use or refer to this Agreement or any provision hereof in any promotional activity without the express written approval of the other party.

11.3 BUYER agrees not to export or re-export, or cause to be exported or re-exported, any technical data received hereunder, or the direct product of such technical data, to any country or person which, under the laws of the United States, are or may be prohibited from receiving such technical data or the direct product thereof.

11.4 SELLER shall not have any obligation hereunder to institute any action or suit against third parties for infringement or misappropriation of any licensed copyrights or licensed know-how or to defend any action or suit brought by a third party which challenges or concerns the enforceability or validity thereof.

11.5 The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.6 If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

11.7 The parties acknowledge that damages would be an inadequate remedy for any material breach of the confidentiality provisions of this Agreement or the Confidentiality Agreement. Therefore, each party agrees that its obligations hereunder may be specifically enforceable and each party agrees the other party may be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining the other party from committing any violations of the confidentiality provisions of this Agreement.

11.8 WITH THE EXCEPTION OF ANY DAMAGES RESULTING FROM INTENTIONAL MISUSE OF THE LICENSED INTELLECTUAL PROPERTY BY BUYER OR INTENTIONAL BREACH OF THE CONFIDENTIALITY OBLIGATIONS

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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BY BUYER, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR GOODWILL, BUSINESS INTERRUPTIONS OR CLAIMS OF CUSTOMERS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.9 Except as permitted by the prior written consent of the other party, each party agrees to protect the terms and conditions of this Agreement in accordance with the obligations set forth in the Confidentiality Agreement as such obligations would be applicable to the other party’s confidential “Information.” This obligation is subject to the following additional exceptions:

(a)	disclosure is permissible if required by government or court order, provided the party required to disclose first gives the other prior written notice to enable it to seek a protective order;

(b)	disclosure is permissible if otherwise required by law;

(c)	disclosure is permissible if required to enforce rights under this Agreement;

(d)	each party may use similar terms and conditions in other agreements; and

(e) each party may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential financial investors in such party, provided that the terms of this Agreement may not be disclosed to strategic investors of either party.

11.10 This Agreement will not be binding upon the parties until it has been signed herein below by or on behalf of each party, in which event it shall be effective as of the Effective Date. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

Notwithstanding any other term or provision of the APA or any other Operative Agreement, any other agreement relating to the Transaction or the subject matter thereof, or any exhibit or attachment to any of the aforesaid, but except for the monetary consideration specified in Section 1.3 of the Asset Purchase Agreement, this Agreement and its Exhibits A through H are the sole and exclusive statement of the understanding of the parties with respect to the assignment or licensing to BUYER of SELLER copyrights, and rights under SELLER know-how and other technical information, and SELLER’s reserved rights thereunder.

11.11 Notwithstanding anything to the contrary contained herein, the parties agree that Sections 1.0, 2.3, 3.0 (subject to Section 5.0), 6.7, 6.8, 8.0, 9.0 10 and 11 of this Agreement shall survive the termination of this Agreement or the termination of any licenses granted hereunder.

11.12 This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Confirmed facsimile signatures shall have the same effect as original signatures for the purpose of executing this Agreement. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed as of the date first written above.

Agreed to: APPLIED MICRO CIRCUITS CORPORATION		Agreed to: INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ David Rickey	By:	/s/ Kevin Carswell
Name:	David Rickey		Kevin Carswell
Title:	Chairman, President and CEO		VP, Semiconductor
Products & Development

Date:	April 12, 2004	Date:	April 12, 2004

		By:	/s/ Gerald Rosenthal
Gerald Rosenthal
Vice President

		Date:	April 12, 2004

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.